Schedule B, as Amended

Sub-advisory Fees

The Advisor, pursuant to Section 3 of this Agreement, agrees to pay the Sub-adviser under the following schedule:

For the services to be rendered by the Sub-adviser as provided in Section 2 of this Agreement, the Adviser shall pay to the Sub-adviser at the end of each month an advisory fee accrued daily and payable monthly based on an annual percentage rate of each Series' average daily net assets or minimum fee as follows:

For Monarch Ambassador Income ETF. Monarch Blue Chips Core ETF. Monarch Dividend Plus ETF. Monarch ProCap ETF. Monarch Select Subsector ETF. Monarch Volume Factor Dividend Tree ETF and Monarch Volume Factor Global Unconstrained ETF

0.05% on the first $100 million in aggregate net assets

0.04% on the next $400 million in aggregate net assets;

0.03% on aggregate net assets in excess of $500 million

Subject to an annual minimum fee of $15,000 on each fund

DATED: October 24, 2023

Kingsview Wealth Management, LLC

By: /s/ Sean McGillivary

Name: Sean McGillivary

Title: CEO

Penserra Capital Management LLC

By: /s/ Dustin Lewellyn

Name: Dustin Lewellyn

Title: Chief Investment Officer

Schedule A, as Amended

Funds(s)

Monarch Ambassador Income ETF

Monarch Blue Chips Core ETF

Monarch Dividend Plus ETF

Monarch ProCap ETF

Monarch Select Subsector ETF

Monarch Volume Factor Dividend Tree ETF

Monarch Volume Factor Global Unconstrained ETF

DATED: October 24, 2023

Kingsview Wealth Management, LLC

By: /s/ Sean McGillivary

Name: Sean McGillivary

Title: CEO

Penserra Capital Management LLC

By: /s/ Dustin Lewellyn

Name: Dustin Lewellyn

Title: Chief Investment Officer